Exhibit T3.B8

CONYERS

Limited Liability Company Agreement

ADOPTED BY SUNPOWER CORPORATION, SYSTEMS

DATE:

Conyers Dill & Pearman Limited

Barristers & Attorneys

Clarendon House, Hamilton Bermuda

conyers.com

LIMITED LIABILITY COMPANY AGREEMENT dated , adopted by SunPower Corporation, Systems (the "**INITIAL MEMBER**")

WHEREAS the Initial Member wishes to form a limited liability company under the Act.

NOW THEREFORE, the Initial Member hereby agrees to and adopts the following:

1. DEFINITIONS

In this Agreement unless the context otherwise requires the following words and expressions shall have the following meanings:

"Act"	means the Limited Liability Company Act 2016, as amended from time to time;
"Agent"	means Conyers Corporate Services (Bermuda) Limited;
"Certificate of Formation"	means the certificate of formation filed in connection with the formation of the LLC as contemplated by this Agreement;
"Indemnitee"	means any Member, Manager or Officer;
"LLC"	means the limited liability company formed hereby;
"Manager"	means either (i) such person(s), whether or not a Member, appointed by the Members as manager of the LLC or (ii) if no person has been so appointed, the Members;
"Members"	means the members of the LLC;
"Officer"	means an officer appointed by the Manager pursuant to this Agreement;
"Registrar"	means the Bermuda Registrar of Companies.

2. FORMATION

The Initial Member by the filing of the Certificate of Formation with the Registrar forms the LLC under and pursuant to the provisions of the Act and hereby agrees to be admitted as the sole initial member of the LLC as set forth herein.

3. NAME

The name of the LLC is "Rooster Bermuda DRE, LLC".

4. AUTHORISED PERSON

The Agent, as an "authorised person" within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the Registrar. Upon the filing of the Certificate of Formation with the Registrar, the Agent's powers as an "authorised person" ceased, and the Initial Member thereupon became the designated "authorised person" and shall continue as a designated "authorised person" within the meaning of the Act. Any Member or any manager of the LLC or any other person authorised on behalf of the LLC may execute, deliver and file any other certificates (and any amendments, corrections and/or restatements thereof) with the Registrar and any similar documents necessary or desirable for the LLC to qualify to do business in any jurisdiction in which the LLC may desire to conduct business.

5. PURPOSE, POWERS AND AUTHORITY

The LLC is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act and shall have the capacity, rights and powers of a natural person and authority to engage in any and all activities necessary or incidental to or in furtherance of the foregoing purpose.

6. REGISTERED OFFICE OR RESIDENT REPRESENTATIVE

The initial registered office of the LLC is Clarendon House, 2 Church Street, Hamilton, Bermuda.

7. TERM

The existence of the LLC as a separate legal entity shall commence on the filing with the Registrar of the Certificate of Formation and shall continue until cancellation of the Certificate of Formation as provided in the Act.

8. MEMBERS

(a) The name, percentage interest and capital contribution of each Member shall be as set out in Schedule 1, which schedule shall be updated from time to time to reflect any changes in such details made in accordance with this Agreement.

(b) Subject to the next following sentence, the LLC shall have only one class and group of members. If authorised by the Members, the LLC may create additional classes or groups of members with such rights, powers and duties as shall be determined by the Members or by any person authorised by the Members to make such determination.

(c) Any matter to be decided by a vote of the Members shall be determined by a simple majority of votes in accordance with the Act.

(d) Subject to Section 46(9) of the Act, the length of notice of any meeting of the Members shall be reasonable in all the circumstances (provided that not more than 5 days' notice shall in any circumstances be required) and may be waived by any Member prospectively or retrospectively. Notice of a meeting of the Members shall be deemed to

be duly given to a Member if it is given to such Member verbally (including in person or by telephone) or otherwise communicated or sent to such Member by post, electronic means or other mode of representing words in a visible form at such Member's last known address or in accordance with any other instructions given by such Member to the LLC for this purpose. The Manager may establish record dates for determining the Members entitled to receive notice of and vote at any meeting of the Members. The accidental omission to give notice of a meeting of the Members to, or the non-receipt of a notice of a meeting of the Members by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

9. MANAGEMENT OF THE LLC

(a) **Power and Authority of Manager.** The business and affairs of the LLC shall be managed by the Manager, each of whom (if more than one) shall have the power and authority, on behalf of the LLC, to take any action of any kind whatsoever not inconsistent with the provisions of this Agreement (including, without limitation, the power and authority to delegate and to authorise sub-delegation) and to do anything and everything whatsoever such person deems necessary or appropriate to carry on the business and purpose of the LLC. A person appointed as manager of the LLC may resign at any time by written notice delivered to the LLC.

(b) **Appointment of Manager.** The appointment of a manager shall be effective upon entry of such person in the register of managers required to be maintained pursuant to the Act.

(c) **Manager May Appoint Officers.** The Manager may appoint one or more Officers of the LLC with such titles as may be designated by the Manager to act in the name of the LLC with such rights, duties, power and authority as may be delegated to any such Officer by the Manager. Each Officer may act pursuant to his or her delegated authority until such Officer is removed by the Manager. Any action taken by an Officer pursuant to the authority delegated to such Officer shall constitute the act of, and be binding upon, the LLC.

(d) **Proceedings of Manager.** The Manager may regulate its proceedings as it sees fit.

10. WINDING UP

The LLC shall be wound up upon the earliest to occur of:

(a) a resolution of the Members to wind up the LLC voluntarily;

(b) a determination by the Manager to wind up the LLC voluntarily;

(c) any other event or circumstance giving rise to the winding up of the LLC under Section 151 of the Act, unless the LLC's existence is continued pursuant to the Act;

(d) the winding up or dissolution of the Manager; and

(e) the LLC having neither a Member nor a Manager.

11. INITIAL CAPITAL CONTRIBUTIONS

The Initial Member has made a capital contribution to the LLC in the amount set forth on Schedule 1 hereto and in the books and records of the LLC. The capital account of each Member shall be in an amount equal to its initial capital contribution, adjusted from time to time for additional contributions, withdrawals, allocations of profits, losses, appreciation and depreciation and other appropriate items.

12. ADDITIONAL CONTRIBUTIONS

The Members shall not have any obligation to make additional capital contributions to the LLC.

13. DISTRIBUTIONS

Distributions shall be made to the Members in accordance with the Act and at the times and in the amounts determined by the Manager. The Manager may establish record dates with respect to allocations and/or distributions by the LLC.

14. ADMISSION OF ADDITIONAL MEMBERS

One or more additional Members may be admitted to the LLC with the consent of the Manager (without the consent of any other Member(s)). Such admission shall be effective upon entry of the additional Member(s) in the register of members required to be maintained pursuant to the Act.

15. ASSIGNMENT OF LLC INTEREST

Any Member may assign such Member's LLC interest (whether or not represented by a certificate of LLC interest), in whole or in part, with the consent of the Manager. When any Member assigns the whole of such Member's LLC interest the assignee(s) of such LLC interest shall, upon entry in the register of members, become a Member (or Members) without the consent of any Member(s).

16. RESIGNATION OF MEMBERS

Any Member may resign from the LLC at any time. Following such resignation, such former Member shall be entitled to receive the fair value of such former Member's interest in accordance with the Act.

17. CERTIFICATES

The LLC may issue certificates to evidence ownership of interests in the LLC.

18. ACQUISITION OF LLC INTERESTS BY LLC

The LLC may acquire by purchase, redemption or otherwise any LLC interest or other interest of a Member or Manager and, if the Manager so determines, such interest may remain outstanding.

19. LIABILITY OF MANAGER AND MEMBERS

The debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC. The Manager and Members shall not have any personal liability for the debts, obligations or liabilities of the LLC solely by reason of being a manager or member of the LLC. No Manager or Member shall have any liability to the LLC or to another Member or Manager or any other person that is a party to or otherwise bound by this Agreement, except in respect of such person's fraud or dishonesty.

20. DUTIES

To the extent that, at law or in equity, a Member, Manager or other person has any duties (including fiduciary duties) to the LLC or to another Member, Manager or other person that is a party to or is otherwise bound by or entitled to enforce this Agreement, all such duties shall be eliminated, save that such first mentioned Member, Manager or other person shall have only a duty to act honestly and in good faith.

21. INDEMNIFICATION

The LLC shall indemnify and hold harmless each Indemnitee from and against:

(i) any and all threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative to which such Indemnitee was or is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was a Manager, Member or Officer and

(ii) any and all expenses (including, without limitation, attorneys' fees), judgments, fines and amounts paid or to be paid in settlement, provided that the foregoing shall not extend to the fraud or dishonesty of the Indemnitee. Expenses (including, without limitation, attorneys' fees), losses and liabilities incurred by an Indemnitee in defending or investigating any such civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the LLC as they are incurred by the Indemnitee, provided that the foregoing shall not extend to the fraud or dishonesty of the Indemnitee.

22. CONVERSION

The LLC may, in accordance with the Act, convert to a company or to an exempted limited partnership which has elected to have legal personality following approval of the Manager.

23. FINANCIAL STATEMENTS

The LLC shall not be required to cause financial statements and an auditor's report in respect thereof to be prepared in accordance with Section 51 of the Act.

24. TAX MATTERS

The LLC shall be treated, and the Members and Manager shall take all necessary actions for the LLC to be treated, for U.S. federal income tax purposes as a disregarded entity within the meaning of U.S. Treasury Regulations Section 301.7701-3(b)(ii).

25. HEADINGS

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

26. GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Bermuda.

27. AMENDMENTS

Unless, and only to the extent, otherwise required under the Act, this Agreement may not be amended, except by written instrument executed by the Members.

28. EFFECTIVE DATE

This Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Bermuda Registrar of Companies.

[Signature on next page]

IN WITNESS WHEREOF, th e undersigned has duly executed this Agreement as of the date and year first written above.

SUNPOWER CORPORATION, SYSTEMS

as the Initial Member

By: ______________________________

Name: Shawn Fitzgerald

Title: Director

Schedule 1

Members

Member Name	Percentage Interest	Capital Contribution
SUNPOWER CORPORATION, SYSTEMS	100%	